                            Deposit Guaranty Corp.
                     Computation of Net Income Per Share
                                March 31, 1995




                                                       Three Months Ended
                                                            March 31,
                                           -----------------------------------------
                                             Primary                   Fully Diluted
                                           -----------                 -------------
Computation of weighted average
  shared outstanding:

  Common stock outstanding,
    beginning balance                        17,578,052                  17,578,052

  Common stock issued to
    acquire LBO Bancorp, Inc.                   680,421                     680,421

  Common stock issued due to
    exercise of options                          4,129                        4,129

  Shares purchased by
    the Company                                332,194                      332,194
                                           -----------                  -----------

  Weighted average shares
    outstanding                             17,930,408                   17,930,408
                                           ===========                  ===========


Computation of net income:

  Net income                               $17,221,000                  $17,221,000
                                           ===========                  ===========

Computation of net income per
  share:

  Net income divided by weighted
    average shares outstanding             $       .96                  $       .96
                                           ===========                  ===========





Note: For the three-months ended March 31, 1995, additional weighted average shares outstanding for options under the Company's incentive stock plan were 150,815 and 163,443 for calculating primary and fully diluted net income per share, respectively. The dilutive effect of such options was, therefore, not material.